Exhibit 4.14

RESTRUCTURING AGREEMENT

(Vodafone)

This Restructuring Agreement (“Agreement”) is entered into as of April 26, 2004 by and between ATX Technologies, Inc., a Texas corporation (“ATX”), ATX Group, Inc., a Delaware corporation (“ATX Group”), and Vodafone Deutschland GmbH, a German limited liability company (“Vodafone”).

RECITALS:

WHEREAS, ATX and Vodafone are parties to the following:

•	that certain Investors’ Rights Agreement, dated as of June 13, 2000, by and among ATX, Vodafone (as successor in interest to Mannesmann TeleCommerce GmbH), James R. Leininger (“Leininger”), Robert L. Cone (“Cone”) and Steven W. Riebel (“Riebel”), as amended by that certain Consent to Amendment of Investors’ Rights Agreement, dated as of November 1, 2000, and as further amended by that certain Joinder Agreement to Investors’ Rights Agreement, dated as of November 8, 2000, by and among Siebel Systems, Inc., a Delaware corporation (“Siebel”), ATX, Vodafone, Leininger, Cone and Riebel (as amended, the “Investors’ Rights Agreement”), copies of which are attached as Exhibit A hereto;

•	that certain Voting Agreement, dated as of May 4, 2000, by and among ATX, Vodafone, and certain holders of common stock, par value $.01 per share, of ATX (“ATX Common Stock”), as amended by that certain Consent to Amendment of Voting Agreement, dated as of November 1, 2000, and as further amended by that certain Joinder Agreement to Voting Agreement, dated as of November 8, 2000, by and among Siebel, ATX, Vodafone and certain holders of ATX Common Stock (as amended, the “Voting Agreement”), copies of which are attached as Exhibit B hereto;

•	that certain Right of First Refusal and Co-Sale Agreement, dated as of June 23, 2000, by and among ATX, Vodafone, and certain holders of ATX Common Stock, as amended by that certain Consent to Amendment of Right of First Refusal and Co-Sale Agreement, dated as of November 1, 2000, as further amended by that certain Joinder Agreement to Right of First Refusal and Co-Sale Agreement, dated as of November 8, 2000, by and among Siebel, ATX, Vodafone and certain other shareholders of ATX, and as further amended by that certain First Amendment to Right of First Refusal and Co-Sale Agreement, dated as of July 13, 2001, by and among ATX, Vodafone and certain other shareholders of ATX (as amended, the “Co-Sale Agreement”), copies of which are attached as Exhibit C hereto; the Investors’ Rights Agreement, Voting Agreement and Co-Sale Agreement are sometimes collectively referred to herein as the “Preferred Stock Financing Agreements”;

WHEREAS, Vodafone holds 10,840,108 shares of Series B Convertible Preferred Stock, par value $.01 per share, of ATX which is convertible into 11,557,510 shares of ATX common stock (the “Series B Preferred Stock”), and 6,060,606 shares of Series D Convertible Preferred Stock, par value $.01 per share, of ATX which is convertible into 6,060,606 shares of ATX common stock (the “Series D Preferred Stock”); and

WHEREAS, in contemplation of (i) a reorganization of ATX pursuant to which ATX will become a wholly-owned subsidiary of ATX Group pursuant to the merger of a wholly-owned subsidiary of ATX Group with and into ATX (the “ATX Reorganization”), whereby, effective simultaneously with, or immediately prior to, and contingent upon, the consummation (closing and funding) of the Qualified Public Offering (as defined below) (the “Qualified Public Offering Closing”), all holders of outstanding ATX Common Stock and preferred stock will receive, in exchange therefor, shares of common stock, par value $.01 per share, of ATX Group (“ATX Group Common Stock”) all as provided in that certain Agreement and Plan of Merger among ATX, ATX Group and ATX Merger Co, Inc. (the “Reorganization Agreement”), and (ii) a simultaneous underwritten public offering of shares of ATX Group Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which will result in aggregate gross proceeds to ATX Group (and to Vodafone if it elects to sell shares in such offering) of not less than $50,000,000 (a “Qualified Public Offering”), the parties desire to enter into this Agreement and take the actions described herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Exchange of Stock

In connection with the ATX Reorganization, Vodafone agrees to take all actions necessary to exchange, or cause to be exchanged, all shares of Series B Preferred Stock and Series D Preferred Stock of ATX owned by Vodafone for shares of ATX Group Common Stock, pursuant to the terms of the ATX Reorganization. Vodafone shall surrender to ATX all certificates for such shares of capital stock of ATX, deliver all required notices and perform all other actions required of Vodafone to cause such exchange to be consummated.

2.	Preferred Stock Financing Agreements

(a)	Subject to the satisfaction or waiver by Vodafone of all of the Vodafone Conditions (as defined below), Vodafone hereby forever and irrevocably waives any rights that might arise under Section 3 of the Co-Sale Agreement or Section 2 of the Investors’ Rights Agreement as a result of or related in any way to the ATX Reorganization, the Qualified Public Offering, or any of the transactions contemplated thereby.

(b)	Vodafone hereby agrees that effective as of the Qualified Public Offering Closing, each of the Investors’ Rights Agreement, the Co-Sale Agreement and the Voting Agreement shall terminate in its entirety and be of no further force or effect.

(c)	In furtherance of Section 2(b), Vodafone hereby agrees that (i) Section 2 of the Voting Agreement is hereby amended to add the following paragraph as Section 2(b), and the first paragraph of Section 2 shall be numbered Section 2(a): “(b) In addition to the termination provision of Section 2(a), this Agreement shall terminate and be of no further force or effect as of the consummation (closing and funding) of a Qualified Public Offering (as hereafter defined) on or prior to September 30, 2004. “Qualified Public Offering” means an underwritten public offering of shares of common stock, par value $.01 per share, of ATX Group, Inc., a Delaware corporation (“ATX Group”) pursuant to a registration statement under the Securities Act of 1933, as amended, which will result in aggregate gross proceeds to ATX Group and any selling stockholders of not less than $50,000,000” and (ii) Section 9 of the Co-Sale Agreement is hereby amended to add the following paragraph as Section 9(b), and the first paragraph of Section 9 shall be numbered Section 9(a).”(b) In addition to the termination provision of Section 9(a), this Agreement shall terminate and be of no further force or effect as of the consummation (closing and funding) of a Qualified Public Offering (as hereafter defined) on or prior to September 30, 2004. “Qualified Public Offering” means an underwritten public offering of shares of common stock, par value $.01 per share, of ATX Group, Inc., a Delaware corporation (“ATX Group”) pursuant to a registration statement under the Securities Act of 1933, as amended, which will result in aggregate gross proceeds to ATX Group and any selling stockholders of not less than $50,000,000.”

3.	Board Designation and Observation Rights

(a)	Effective as of the Qualified Public Offering Closing, and continuing thereafter until such time as Vodafone (including its affiliates) ceases to beneficially own, directly or indirectly, at least 10% of the voting power of the outstanding capital stock of ATX Group, Vodafone will be entitled to notify ATX Group of the name of one person as a nominee (the “Vodafone Designee”) to the board of directors of ATX Group on the terms and conditions set forth in this Section 3, which nominee will be recommended by ATX Group’s management to the Nominating and Corporate Governance Committee (or any other appropriate committee) of said board; provided, however, that if the size of the board of directors of ATX Group exceeds nine members, then Vodafone shall be entitled to name two Vodafone Designees so long as the size of said board continues to exceed nine members.

(b)	Subject to subsection (h) below, ATX Group shall take all such action as may be required under applicable law so that, effective as of the Qualified Public Offering Closing (the “Qualified Public Offering Date”), the board of directors of ATX Group will include the Vodafone Designee(s) designated to ATX Group by Vodafone pursuant to Section 3(a) above prior to such date, at least one Vodafone Designee shall have been appointed to the Compensation Committee of the board of directors of ATX Group, and

(i)	if as of the Qualified Public Offering Date the board of directors of ATX Group shall be structured as a classified board, then at least one Vodafone Designee shall be a member of the class of directors having a term extending until the 2007 annual meeting of stockholders of ATX Group; and

(ii)	if as of the Qualified Public Offering Date the board of directors of ATX Group is not a classified board, then at such time as ATX’s board of directors may become classified, at least one Vodafone Designee shall be included in the class of directors initially elected for the longest period of time.

ATX Group represents to Vodafone that the ATX Group board of directors will consist of nine members as of the Qualified Public Offering Date.

(c)	Subject to subsection (h) below, ATX Group (through its nominating committee or board of directors, as appropriate) shall cause each Vodafone Designee to be nominated for election to the board of directors of ATX Group at each meeting of stockholders of ATX Group at which stockholders will vote on nominees for election to the class in which such Vodafone Designee is currently serving as a director (or in any action to elect directors by written consent of the stockholders to take such a vote). ATX Group will inform Vodafone a reasonable time in advance of any date by which nominees must be submitted in order to be eligible for election to the ATX Group board of directors, and if Vodafone fails to provide written notice of the names of the Vodafone Designee(s) on or before such date, then the Vodafone Designee(s) previously named by Vodafone shall be deemed to be the Vodafone Designee(s) without further action by Vodafone.

(d)	Subject to subsection (h) below, ATX Group shall (i) cause the board of directors of ATX Group to consider the appointment of one Vodafone Designee then serving as a director to each committee of the board of directors of ATX Group for which such appointment is reasonable and for which such Vodafone Designee is reasonably qualified and meets any requirements for membership as set forth by applicable law, the charter or bylaws of ATX Group in effect on the date hereof, and the rules and regulations of any governing stock exchange or automated quotation service on which ATX Group’s securities are then listed, and (ii) recommend to the board of directors of ATX Group, as appropriate in the reasonable opinion of ATX Group, the appointment of one Vodafone Designee to any executive, steering, strategy or other long-standing committees for which a Vodafone Designee is reasonably qualified and for which such Vodafone Designee meets any requirements for membership as set forth by applicable law, the charter or bylaws of ATX Group in effect on the date hereof, and the rules and regulations of any governing stock exchange or automated quotation service on which ATX Group’s securities are then listed.

(e)	Subject to subsection (h) below, in the event that a vacancy is created on the board of directors of ATX Group at any time by the death, disability, retirement,

resignation or removal (with or without cause) of a Vodafone Designee, ATX Group and the remaining directors will cause the vacancy created thereby to be filled by a new designee of Vodafone as soon as possible, who is designated in the manner specified in this Section 3, and ATX Group hereby agrees to take, or cause to be taken, at any time and from time to time, all actions necessary to accomplish the same.

(f)	Effective as of the Qualified Public Offering Closing, and continuing thereafter until such time as Vodafone ceases to beneficially own, directly or indirectly, at least 10% of the voting power of the outstanding capital stock of ATX Group, a representative of Vodafone reasonably acceptable to the board of directors of ATX Group (the “Observer”) may attend, in a non-voting observer capacity, all meetings of the board of directors of ATX Group. Vodafone shall be solely responsible for all expenses incurred by the Observer in connection with his travel to, and participation at, meetings of the board of directors of ATX Group.

(g)	Vodafone agrees, and shall cause each of its representatives (including each Vodafone Designee and the Observer) to agree, to hold in confidence and trust and not use (other than for ATX Group’s benefit) or disclose (other than to employees and professional advisors of Vodafone and its direct and indirect parent companies who are bound by appropriate confidentiality obligations and have an ATX Group reason to know such information) any confidential information provided to or learned by it in connection with the exercise of Vodafone’s rights under this Section 3, unless otherwise required by law or if such information has become publicly available through no fault of Vodafone or is disclosed to Vodafone without restriction by a third party not known to Vodafone to be under a confidentiality obligation to ATX Group or ATX.

(h)	Notwithstanding anything to the contrary set forth herein, nothing contained in this Section 3 shall require ATX Group to take any action, either now or in the future, that, in the opinion of its board of directors after consulting with outside counsel, is or is reasonably likely to be inconsistent with, conflict with, or violate (i) any applicable law, including the fiduciary duties of the ATX Group board of directors (or any committee thereof) under Delaware law (or any such committee’s charter as in effect on the date hereof) when considering nominees for election to the board of directors, (ii) any provision of the charter or bylaws of ATX Group as in effect on the date hereof, or (iii) the rules and regulations of any stock exchange or automated quotation service on which any securities of ATX Group are listed or quoted.

4.	Representations of Vodafone

Vodafone hereby represents and warrants to ATX and ATX Group as follows:

(a)	Vodafone owns, beneficially and of record, 10,840,108 shares of Series B Preferred Stock and 6,060,606 shares of Series D Preferred Stock. Vodafone has not sold, assigned or otherwise transferred any rights in such shares of capital stock of ATX to any other person, and Vodafone is not a party to any agreement or instrument relating to the sale, assignment or other transfer of any rights in such shares of capital stock of ATX, other than this Agreement and the Preferred Stock Financing Agreements, other than a lock-up agreement with the underwriters for the Qualified Public Offering.

(b)	Except for this Agreement, the Preferred Stock Financing Agreements, and the other agreements expressly contemplated herein, neither Vodafone nor any of its affiliates has any options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from ATX or ATX Group any shares of capital stock of ATX or ATX Group, or any securities convertible into or exchangeable for shares of capital stock of ATX or ATX Group. Vodafone has not granted any proxy or entered into any agreement or understanding with respect to the voting of any shares of capital stock of ATX or ATX Group, except as provided in or contemplated by this Agreement.

5.	Limited Power of Attorney and Proxy

Subject to the satisfaction or waiver of the Vodafone Conditions, Vodafone hereby irrevocably appoints the Chief Executive Officer and Chief Financial Officer of ATX, or either of them, as its sole and exclusive attorney and proxy to vote and exercise all voting rights (including, without limitation, the power to execute and deliver written consents) with respect to all of the shares of capital stock that now are or hereafter may be beneficially owned by Vodafone, at every meeting of the shareholders of ATX, in every written consent in lieu of such meeting and in any other shareholder action needed to effect the purposes of this Section 5, on or prior to September 30, 2004, in favor of approval of, the ATX Reorganization, pursuant to which, simultaneously with or immediately prior to and contingent upon the Qualified Public Offering Closing, (i) a wholly-owned subsidiary of ATX Group will merge with and into ATX, (ii) ATX will be the surviving corporation in the merger and will become a wholly-owned subsidiary of ATX Group and (iii) all outstanding shares of capital stock and rights to purchase capital stock of ATX will be converted into shares of common stock and rights to purchase capital stock of ATX Group. Any and all prior proxies given by Vodafone with respect to the voting of any shares on such matters are hereby revoked and Vodafone agrees not to grant any subsequent proxies with respect to such matters. This proxy is irrevocable, is coupled with an interest, and is granted in consideration of ATX and ATX Group entering into this Agreement. The attorneys and proxies named above may not exercise this irrevocable proxy on any other matter except as specifically provided above, and Vodafone may vote its shares in its discretion on all other matters.

6.	Conditions to Vodafone Obligations

Vodafone’s obligations and agreements under this Agreement (including, without limitation, the proxy set forth in Section 5) are subject to the satisfaction of each of the following conditions (collectively, the “Vodafone Conditions”) (any of which may be waived by Vodafone, in whole or in part):

(a)	The terms of the ATX Reorganization shall provide that all outstanding shares of preferred stock of ATX shall be canceled and exchanged for shares of ATX Group Common Stock as provided in the Reorganization Agreement, effective upon the Qualified Public Offering Closing, and the ATX Reorganization shall have become effective in accordance with such terms.

(b)	ATX shall have entered into an agreement with Leininger which provides that, upon a Qualified Public Offering Closing on or prior to September 30, 2004:

(i)	all but $100,000 of the outstanding principal amount under that certain Amended and Restated Convertible Note, dated as of July 13, 2001, made by ATX in favor of Leininger (the “Leininger Note”), and all accrued and unpaid interest under the Leininger Note other than Deferred Interest (as defined therein), shall be due and payable on the Qualified Public Offering Date;

(ii)	all Deferred Interest (as defined in the Leininger Note) shall automatically convert into ATX Group Common Stock on the Qualified Public Offering Date; and

(iii)	the remaining principal amount of $100,000 shall be due and payable on the first anniversary of the Qualified Public Offering Date, provided, that upon the written notice of either ATX or Leininger to the other, such maturity date may be extended for up to, but not later than, the date six months after the first anniversary of the Qualified Public Offering Date.

(c)	Vodafone shall be reasonably satisfied, based on customary terms and conditions, with the terms of the underwriting agreement to be entered into in connection with a Qualified Public Offering.

(d)	Vodafone shall have consented to the proposed price range (the “Approved Price Range”) and number of shares to be offered (the “Approved Offering Size”) to be used in printing the preliminary “red herring” prospectus for a Qualified Public Offering after ATX communicates such information to Vodafone; provided, that such consent shall either be given without condition, or withheld, within 48 hours of such communication, and provided further that the failure of Vodafone to affirmatively give such unconditional consent or effectively deny such consent within such 48 hour period shall be deemed an irrevocable waiver of the condition set forth in this subsection (d).

(e)	Vodafone shall have a right of first refusal to include some or all of its shares of ATX Group Common Stock in the over-allotment option for the Qualified Public Offering, provided, that such right must be exercised by Vodafone by affirmatively notifying ATX of its election to include some or all of its shares of ATX Group Common Stock in the over-allotment option, and the number of such shares to be so included, within 48 hours of the communication by ATX to Vodafone of the proposed price range and aggregate offering size to be used in printing the preliminary “red herring” prospectus for the Qualified Public Offering. The failure of Vodafone to affirmatively provide such notice ATX within such 48 hour period shall be deemed an irrevocable waiver by Vodafone of its right of first refusal with respect to such over-allotment option. ATX and ATX Group represent to Vodafone that no rights of first refusal or other restrictions or rights granted by ATX or ATX Group in favor of any other party will apply to Vodafone’s sale of shares in the over-allotment option.

(f)	The pricing committee of the board of directors of ATX Group constituted in connection with the Qualified Public Offering shall include one member designated by Vodafone (which designee shall be Gavin Darby unless and until Vodafone notifies ATX Group in writing of another designee), and all resolutions adopted or determinations otherwise made by such pricing committee relating to the terms of the Qualified Public Offering (including the offering price and aggregate offering size) shall have been approved:

(i)	by a majority of the members of such pricing committee, in the event that (A) the actual offering price per share in the Qualified Public Offering is within the Approved Price Range, and (B) the actual number of shares of ATX Group Common Stock offered in the Qualified Public Offering at least 85% of, and no more than 115% of, the Approved Offering Size; or

(ii)	unanimously by all members of such pricing committee, in the event that (A) the actual offering price per share in the Qualified Public Offering is outside of the Approved Price Range, or (B) the actual number of shares of ATX Group Common Stock offered in the Qualified Public Offering is less than 85% of, or more than 115% of, the Approved Offering Size.

(g)	Each Vodafone Designee shall be (i) a beneficiary of one or more directors’ and officers’ insurance policy or policies and (ii) a party to an indemnification agreement with ATX Group generally providing that ATX Group will indemnify such person, and advance expenses, to the full extent permitted by applicable law, and in the case of both (i) and (ii), in form and substance reasonably satisfactory to Vodafone.

(h)	ATX Group’s certificate of incorporation, as the same will be in effect on the Qualified Public Offering Closing, shall contain provisions with respect to directors’ and stockholders’ liability and responsibilities that are reasonably satisfactory to Vodafone.

(i)	No party to any of the Preferred Stock Financing Agreements shall have any rights thereunder as a result of or related in any way to the ATX Reorganization, the Qualified Public Offering, or any of the transactions contemplated thereby, including, without limitation, pursuant to Section 3 of the Co-Sale Agreement and Section 2 of the Investors’ Rights Agreement, and as of the Qualified Public Offering Closing, the Preferred Stock Financing Agreements shall have been terminated in accordance with their terms and shall be of no further force or effect.

7.	Other Agreements

(a)	Vodafone hereby consents to ATX Group’s filing, as an exhibit to its registration statement for the Qualified Public Offering, the agreements providing for the sale and purchase of Vodafone Passo GmbH (“Vodafone Passo”) by ATX Europe GmbH (“ATX Europe”), constituting that certain Sale and Purchase Agreement, dated as of July 3, 2003, by and between Vodafone Holding GmbH, ATX Europe, Vodafone Passo and ATX, as amended by that certain 1st Amendment to Share Purchase Agreement, dated as of July 31, 2003 (collectively, the “Passo Purchase Agreement”).

(b)	Vodafone’s exercise of its rights under Section 6(e) above shall not be counted as a demand registration under Section 1.2 of the Investors’ Rights Agreement or under Section 1.2 of the Registration Rights Agreement.

(c)	ATX and ATX Group agree to take all actions necessary to maintain the effectiveness of the over-allotment option for the Qualified Public Offering and to satisfy all conditions to the closing of the option (if exercised by the underwriters), including the delivery of auditors’ “comfort letters,” opinions of counsel and other required documentation, so as to enable Vodafone to sell shares pursuant to such option if Vodafone so elects as provided in Section 6(e) above.

(d)	ATX and ATX Group agree, jointly and severally, to indemnify Vodafone and its partners, officers, directors, shareholders, legal counsel, accountants and underwriters, and any person who controls Vodafone or any such underwriter within the meaning of the Securities Exchange Act of 1934, as amended, against any losses, claims, damages or liabilities (or actions in respect thereof), joint or several (“Loss”), which arise out of any Violation (as defined in Section 1.9(a) of the Registration Rights Agreement) relating to the registration statement, preliminary prospectus or prospectus for the Qualified Public Offering, and any amendment, including post-effective amendments, or supplement thereto, fully to the same extent, and subject to the same limitations, as the Company agrees to indemnify the Holders (and their partners, officers and other persons named in such section) with respect to other registered offerings in such Section 1.9.

(e)	Vodafone agrees to indemnify ATX and ATX Group, and their partners, officers, directors, shareholders, legal counsel, accountants and underwriters, and any person who controls ATX or ATX Group or any such underwriter within the meaning of the Securities Exchange Act of 1934, as amended, against losses which arise out of any Violation (as defined in Section 1.9(c) of the Registration Rights Agreement) relating to the registration statement, preliminary prospectus or prospectus for the Qualified Public Offering, and any amendment, including post-effective amendments, or supplement thereto, fully to the same extent, and subject to the same limitations, as Vodafone as a “Holder”, agrees to indemnify the Company (and its partners, officers and other persons named in such section) with respect to other registered offerings in such Section 1.9, provided that Vodafone has sold shares in the over-allotment option pursuant to Section 6(e) above.

(f)	Vodafone and Leininger intend to execute, effective upon the Qualified Public Offering Date, a voting agreement between Vodafone, Leininger and the other parties named therein in the form attached hereto as Exhibit E (the “New Voting Agreement”). ATX and ATX Group agree to affix appropriate legends to certificates representing the shares of ATX Group capital stock owned by the Shareholders (as defined therein) as provided in the New Voting Agreement and to promptly remove such legends from certificates representing shares no longer subject to obligations under the New Voting Agreement.

(g)	ATX and ATX Group agree, jointly and severally, to pay to Vodafone €6 million within 30 days of the Qualified Public Offering Date, which Vodafone and ATX acknowledge represents the remaining portion of the purchase price payable by ATX under the Passo Purchase Agreement (as if the Qualified Public Offering were a “Qualified Public Offering” as provided in the Passo Purchase Agreement).

(h)	As used in this Agreement, an “affiliate” of a specified person or entity (including correlative references to “affiliated” and “affiliation”) means a person or entity that directly or indirectly controls, is controlled by or is under common control with such specified person or entity, whether by ownership of voting securities or otherwise.

8.	Termination

This Agreement (including, without limitation, the proxy granted under Section 5) will automatically terminate in the event that the Qualified Public Offering Closing does not occur on or prior to September 30, 2004.

9.	Amendment and Waiver

Any term hereof may be amended or waived only by the written consent of ATX, ATX Group and Vodafone. Any amendment or waiver not effected in accordance with this section shall be null and void and non-binding upon the parties hereto and their respective successors and assigns. No waiver of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of such party or any other party hereto with respect to any subsequent breach.

10.	Adjustments

All share and per share amounts herein are subject to proportional adjustment in the event of any stock split, reverse stock split, combination, recapitalization, reorganization or similar event occurring after the date hereof.

11.	Entire Agreement

This Agreement and the schedules and exhibits hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

12.	Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart.

13.	Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, it being understood and agreed that (i) a merger of ATX or any successor (whether pursuant to the ATX Reorganization, for the purpose of reincorporation in another jurisdiction, or otherwise) shall not be deemed an assignment, and (ii) Vodafone may assign and transfer its rights under this Agreement to one or more direct or indirect affiliates of Vodafone to which Vodafone transfers capital stock of ATX (or, subsequent to the ATX Reorganization, ATX Group), so long as each such transferee agrees in writing to be bound by this Agreement to the same extent as Vodafone. In the event of any such assignment and transfer in which Vodafone will own fewer shares of ATX or ATX Group capital stock than its transferee, the party thereafter entitled to designate the Vodafone Designee(s) hereunder shall be such Vodafone affiliate transferee as Vodafone may notify in writing to ATX Group (and if Vodafone fails to provide such notification, Vodafone will remain so entitled). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns.

14.	Governing Law

This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to its conflicts of law principles.

15.	Further Assurances

From time to time, at the other party’s request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make fully effective the actions of such party provided for in this Agreement.

16.	Severability

If one or more provisions of or obligations under this Agreement are held to be invalid, illegal or unenforceable under applicable laws, rules or regulations (including the rules and regulations of any governing stock exchange or automated quotation service), then the parties shall negotiate in good faith a valid and enforceable substitute provision that confers rights and obligations on the parties which are as similar as practicable to such invalid, illegal or unenforceable provision or obligation, and if the parties cannot agree on such substitute provision within a reasonable time, then such invalid, illegal or unenforceable provision or obligation shall be excluded from this Agreement, and the remaining provisions of and obligations under this Agreement shall be enforceable in full accordance with their terms.

17.	Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given and received when (a) delivered in person or by nationally recognized overnight delivery service, (b) received or rejected by the addressee if sent by certified or registered mail, return receipt requested, or (c) sent by facsimile, to the party to be notified at the address indicated for such party on the signature pages hereof, or at such other address as such party may designate by ten days’ advance written notice to the other parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Restructuring Agreement as of the date first set forth above.

ATX TECHNOLOGIES, INC.

By:	/s/ Steven A. Millstein
Steven A. Millstein President and Chief Executive Officer

Address:	8550 Freeport Parkway Irving, Texas 75063 Attn: Steven A. Millstein, President Facsimile: (972) 753-6275

With a copy to:	Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 Attn: David Washburn Facsimile: (214) 659-4401

ATX GROUP, INC.

By:	/s/ Steven A. Millstein
Steven A. Millstein President and Chief Executive Officer

Address:	8550 Freeport Parkway Irving, Texas 75063 Attn: Steven A. Millstein, President Facsimile: (972) 753-6275

With a copy to:	Andrews Kurth LLP 1717 Main Street, Suite 3700 Dallas, Texas 75201 Attn: David Washburn Facsimile: (214) 659-4401

[Signature Page to Restructuring Agreement]

VODAFONE DEUTSCHLAND GMBH

By:	/s/ Dr. Joachim Peters /s/ Volker Schmidt-Fehrenbacher

Name:	Dr. Joachim Peters Volker Schmidt-Fehrenbacher

Title:	Officer Officer

Address:	Mannesmannufer 2 40213 Deusseldorf-Germany

Facsimile:	+49-211-820 2493

With a copy to:	Vodafone Americas, Inc. Legal Department 2999 Oak Road, 10th Floor Walnut Creek, CA 94957 Attention: Eric Grossbard, Esq. Facsimile: 925-210-3599

[Signature Page to Restructuring Agreement]

EXHIBIT A

Investors’ Rights Agreement

EXHIBIT B

Voting Agreement

EXHIBIT C

Right of First Refusal and Co-Sale Agreement

EXHIBIT D

Form of Registration Rights Agreement

EXHIBIT E

Form of New Voting Agreement

EXHIBIT E

Form of Amendment to Voting Agreement